Exhibit 23.3

CONSENT TO OF JOHN T. BOYD COMPANY TO BE NAMED IN REGISTRATION STATEMENT

Date: May 13, 2024

Ladies and Gentlemen,

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-276549) of Smart Sand, Inc., including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in Smart Sand, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 relating to our Technical Report Summaries for Frac Sand Resources and Reserves for Oakdale, Utica, and Blair Mines and (ii) all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Respectfully submitted,

JOHN T. BOYD COMPANY
By:

/s/ Ronald L. Lewis

Name:         Ronald L. Lewis
Title:         COO